EXHIBIT 23.3

                         Independent Auditors' Consent

The Board of Directors
Manhattan Pharmaceuticals, Inc.
(formerly Atlantic Technology Ventures, Inc.):

We consent to the use of our report dated March 22, 2002, with respect to the consolidated balance sheet of Manhattan Pharmaceuticals, Inc. (formerly Atlantic Technology Ventures, Inc. (a development stage company)) as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years ended December 31, 2001 and 2000, and for the period from July 13, 1993 (inception) to December 31, 2001, incorporated herein by reference.

Our report dated March 22, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                      /s/ KPMG LLP

Short Hills, New Jersey
February 11, 2004